SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

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SPECTRX, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPECTRX, INC.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 25, 2007
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TO THE STOCKHOLDERS:

    Notice is hereby given that the 2007 annual meeting of stockholders of SpectRx, Inc., a Delaware corporation, will be held on Thursday, October 25, 2007 at 10:00 a.m., local time, at the office of SpectRx, Inc., located at 4955 Avalon Ridge Parkway, Suite 300, Norcross, Georgia 30071 for the following purposes:

1. To elect directors of SpectRx.

2. To approve an amendment to the Company's restated Certificate of Incorporation to change the name of the Company to Guided Therapeutics, Inc.

3. To approve an amendment to the Company's restated Certificate of Incorporation to increase the number of authorized shares of common stock to a total of 100,000,000 shares.

4. To approve and adopt an amendment to SpectRx's 1995 Stock Plan increasing the number of shares available for grant by 4,000,000.

5. To approve a reverse stock split in a ratio ranging from one-for-two to one-for-ten of all issued and outstanding shares of our common stock, the final ratio to be determined within the sole discretion of the Board of Directors.

6. To transact such other business as may properly come before the annual meeting or any adjournment of the annual meeting.

    These matters are more fully described in the proxy statement accompanying this notice.

    Only stockholders of record at the close of business on September 4, 2007 are entitled to notice of and to vote at the annual meeting.

    All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

By Order of the Board of Directors

Mark L. Faupel, Ph.D.
President and Chief Executive Officer,
Director

Norcross, Georgia
September 25, 2007

SPECTRX, INC.
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PROXY STATEMENT
2007 ANNUAL MEETING OF STOCKHOLDERS
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INFORMATION CONCERNING SOLICITATION AND VOTING

General

    The enclosed proxy is solicited by the board of directors on behalf of SpectRx, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held Thursday, October 25, 2007 at 10:00 a.m., local time, or at any adjournment of the annual meeting, for the purposes listed in this proxy statement and in the accompanying notice of annual meeting of stockholders. The annual meeting will be held at the office of SpectRx, Inc., located at 4955 Avalon Ridge Parkway, Suite 300, Norcross, Georgia 30071, and our telephone number at our office is (770) 242-8723.

    This proxy statement and the accompanying form of proxy are first being sent or given to stockholders on or about September 7, 2007.

Record Date and Voting Securities

    Stockholders of record of our common stock, par value $.001 per share, at the close of business on September 4, 2007, which is referred to as the record date, are entitled to notice of and to vote at the annual meeting. Each stockholder is entitled to one vote for each share held as of the record date. As of the record date, 13,253,424 shares of our common stock were issued and outstanding and held of record by 143 registered stockholders.

    Stockholders of record of our Series A convertible preferred stock, which we refer to as our Series A preferred stock, at the close of business on the record date are entitled to notice of and to vote at the annual meeting. As of the record date, 418,175 shares of our Series A preferred stock, representing approximately 11,682,804 voting shares of common stock, were issued and outstanding and held of record by 19 stockholders. The holders of our common stock and Series A preferred stock will vote together on each of the matters listed in this proxy statement.

Revocability of Proxies

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our corporate secretary a written notice of revocation or a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person.

Solicitation

    We will pay the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to those beneficial owners. Proxies may also be solicited by some of our directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions and Broker Non-Votes

    Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections, with the assistance of our transfer agent. The inspector will also determine whether or not a quorum is present. In general, Delaware law provides that a quorum consists of a majority of shares that are entitled to vote and present or represented by proxy at the meeting. For this annual meeting, once a quorum is present, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting is required under Delaware law for approval of proposals presented to stockholders, except that the directors will be elected by a plurality of votes.

    The inspector will treat shares that are voted "WITHHELD" or "ABSTAIN," or proxies required to be treated as "non-votes," as being present and entitled to vote for purposes of determining the presence of a quorum. A "non-vote" occurs if a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to some shares to vote on a particular matter. "Non-votes" will be considered as present for purposes of determining the number of votes required for a proposal to be approved. Shares voted "WITHHELD" or "ABSTAIN" or "non-votes," however, will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote and, therefore, will have the same effect as a vote against the proposal.

    Proxies that are properly executed and returned will be voted at the annual meeting in accordance with the instructions on the proxy. Any properly executed proxy on which there are no instructions indicated about a specified proposal will be voted as follows:

- FOR the election of the five persons named in this proxy statement as the board of directors' nominees for election to the board of directors;

- FOR the amendment to our Restated Certificate of Incorporation to change the name of the Company to Guided Therapeutics, Inc.;

- FOR the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares or our common stock to a total of 100,000,000 shares;

- FOR the amendment to our 1995 Stock Plan increasing the number of shares available for grant to 4,000,000, and:

- FOR the amendment to our Restated Certificate of Incorporation to effect a reverse stock split in a ration ranging from one-to-two to one-for-ten.

    No business other than that listed in this proxy statement is expected to come before the annual meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the proxy will vote the shares they represent at their discretion.

Deadline for Receipt of Stockholder Proposals To Be Presented At 2008 Annual Meeting

    We must receive proposals of our stockholders that are intended to be presented by stockholders at the 2008 annual meeting at our principal executive offices, no later than January 5, 2008 in order to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Moreover, with regard to any proposal by a stockholder not seeking to have its proposal included in the proxy statement but seeking to have its proposal considered at the 2008 annual meeting, if that stockholder fails to notify us in the manner just described by March 20, 2008, then the persons who are appointed as proxies may exercise their discretionary voting authority with respect to the proposal, if the proposal is considered at the 2008 annual meeting, even if stockholders have not been advised of the proposal in the proxy statement for the annual meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

Independent Registered Public Accounting Firm

    Eisner LLP is our current independent registered public accounting firm. Representatives of Eisner LLP are expected to attend the annual meeting of stockholders, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Audit Fees

    We paid Eisner LLP $93,497 and $116,000 during the fiscal years ended December 31, 2005 and 2006, respectively, for professional services, which include fees associated with the annual audit of financial statements, review of our quarterly reports on Form 10-Q and Form 10-QSB and consents used in connection with our S-1 and S-2 filings.

    Ernst & Young LLP billed us $7,500 and $0 during the fiscal years ended December 31, 2005 and 2006, respectively, for professional services, which include fees associated with the consents used in connection with our various registration statement filings.

Audit Related Fees

    There were no audit-related service fees rendered by Eisner LLP or Ernst & Young LLP for 2005 or 2006.

Tax Fees

    Eisner LLP was not engaged for and did not bill us for any tax services in 2005 and 2006.

All Other Fees

    There were no other fees for services rendered by Eisner LLP during the fiscal years ended December 31, 2005 and 2006.

Audit Committee Pre-Approval Policy and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

    Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file.

    Based solely on our review of the copies of these forms received by us, we believe that, with respect to fiscal year 2006, our officers, directors, with the exception of director John Imhoff, M.D., who is delinquent in filing his Form 3, and 10% stockholders were in compliance with all applicable filing requirements.

SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

    The following table lists information regarding the beneficial ownership of our common stock as of September 4, 2007 by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each director, (iii) each officer named in the summary compensation table below, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each officer and director is 4955 Avalon Ridge Parkway, Suite 300, Norcross, Georgia 30071.

Name and Address of Beneficial Owner	Amount of Nature of Beneficial Ownership (1)	Percent of Class (2)
Dr. John Imhoff (3) Cottage 441, 55 Rutledge Land Sea Island, GA 31561	4,924,777	31.4%
Susan Imhoff (4) Cottage 441, 55 Rutledge Land Sea Island, GA 31561	2,928,457	21.2%
Easton Hunt Capital Partners, L.P. (5) 767 Third Avenue, 7th Floor New York, NY 10017	2,439,991	15.5%
David Musket (6) 125 Cambridgepark Drive Cambridge, MA 02140	2,059,748	13.6%
Dolphin Offshore Partners, LP (7) 129 E. 17th Street, 2nd Floor New York, NY 10577	1,872,009	12.4%
ProMed Management Entities (8) 122 E. 42nd Street, Suite 2105 New York, NY 10168	1,730,757	11.7%
Barry Kurokawa (9) 122 E. 42nd Street, Suite 2105 New York, NY 10168	1,730,757	11.7%
Kuekenhof Equity Fund, LLP (10) 22 Church Street, Suite 5 Ramsey, NJ 07446	1,538,461	11.0%
Michael C. James (11) 22 Church Street, Suite 5 Ramsey, NJ 07446	1,538,461	11.0%
SDS Management, LLC (12) 53 Forest Avenue Old Greenwich, CT 06870	1,404,000	9.6%
Bob Bowie (13) 16 Kings Lane St. Simons Island, GA 31522	1,277,766	9.2%
Mark A. Samuels (14) 4400 Missendell Lane Norcross, GA 30092	1,036,952	7.4%
Opaline International, Inc. (15) P.O. Box N-4837, Bayside Executive Park West Bay St., Nassau, Bahamas	923,077	6.7%
Dolores Maloof (16) 2669 Mercedes Drive Atlanta, GA 30345	830,035	6.0%
SF Capital Partners (17) 3600 South Lake Drive St. Francis, WI 53235	823,671	5.9%
Sagamore Hill Hub Fund, Ltd. (18) 10 Glenville Street Greenwich, CT 06831	769,326	5.6%
Chestnut Ridge Partners (19) 50 Tice Blvd. Woodcliff Lake, NJ 07677	769,231	5.6%
Walter J. Weadock (20) 22 Deer Path Lane Colts Neck, NJ 07722	769,231	5.6%
Bristol Investment Fund, Ltd. (21) 69 Dr. Roy's Drive, Georgetown Grand Cayman, Cayman Islands 90028	748,810	5.4%
Isaak & Audrey Halegoua, Jt. Tenants (22) 145 W. 67th Street, Apt. 32-C 120 Broadway, New York, NY 10023	681,476	5.0%
William D. Arthur, III (23)	523,240	3.8%
Ronald Hart (24)	307,692	2.3%
Richard L. Fowler (25)	227,341	1.7%
Mark L. Faupel (26)	168,958	1.2%
William E. Zachary, Jr. (27)	60,963	*
All directors and executive officers as a group (9 persons) (28)	8,875,474	62.0%

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(*) Less than 1%.

(1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

(2) Percentage ownership is based on 13,321,924 shares of common stock outstanding as of August 7, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors that include voting and investment power with respect to shares. Shares of common stock subject to currently exercisable options, warrants or convertible preferred stock, or any such securities exercisable within 60 days after August 7, 2007, are deemed outstanding for purposes of computing the percentage ownership of the person holding those options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3) Consists of 623,550 common shares, preferred shares convertible into 769,326 common shares, warrants to purchase 722,034 common shares and a note to purchase 170,369 common shares, all held by Dr. John Imhoff; and 1,872,838 common shares, warrants to purchase 383,330 common shares and a note to purchase 383,330 common shares held jointly along with spouse, Susan Imhoff.

(4) Consists of preferred shares convertible into 76,926 common shares, warrants to purchase 126,850 common shares and a note to purchase 85,185 common shares, all held by Susan Imhoff; and 1,872,838 common shares, warrants to purchase 383,329 common shares and a note to purchase 383,330 common shares held jointly along with spouse, John Imhoff.

(5) Consists of preferred shares convertible into 1,923,326 common shares and warrants to purchase 516,665 common shares held by Easton Hunt Capital Partners, L.P. According to the Schedule 13G dated June 28, 2006, each of Easton Hunt Capital Partners, L.P., EHC GP, LP and EHC, Inc. has sole voting and dispositive power with respect to such shares.

(6) Consists of preferred shares convertible into 230,769 common shares and warrants to purchase 98,222 common shares held by Mr. Musket, as well as a total of 1,730,757 in securities held by the ProMed Management entities, Mr. Musket is General Partner (see Note 8).

(7) Consists of preferred shares convertible into 1,538,674 common shares and warrants to purchase 333,335 common shares held by Dolphin Offshore Partners, LP.

(8) Consists of preferred shares convertible into 975,553 common shares and warrants to purchase 240,962 common shares held by ProMed Partners, LP; 175,270 common shares (converted from 7,594 preferred shares), and warrants to purchase 43,286 common shares held by ProMed Partners, II, LP; preferred shares convertible into 156,926 common shares and warrants to purchase 38,760 common shares held by ProMed Offshore Fund, Ltd., and; warrants to purchase 100,000 common shares held by ProMed Offshore Fund II, Ltd., each of which reports sole voting and dispositive power with respect to all of its shares. ProMed Asset Management LLC, ProMed Management, Inc. and David Musket have sole or shared voting and investment power with respect to these shares.

(9) Consists of the securities held by the ProMed Management entities, Barry Kurokawa is Managing Director (see Note 8).

(10) Consists of warrants convertible into 769,231 common shares and a note to purchase 769,231 common shares held by Kuekenhof Equity Fund, LLP.

(11) Consists of warrants convertible into 769,231 common shares and a note to purchase 769,231 common shares held by Kuekenhof Equity Fund, LLP, Michael C. James is Managing Partner.

Consists of 189,256 common shares (converted from 82,000 shares preferred), preferred shares convertible into 964,744 common shares and warrants to purchase 250,000 common shares.

(13) Consists of warrants convertible into 638,883 common shares and a note to purchase 638,883 common shares held by Bob Bowie.

(14) Consists of 325,498 common shares, preferred shares convertible into 153,875 shares, warrants to purchase 166,457 common shares and a note to purchase 56,122 common shares held by Mr. Samuels; and 335,000 common shares subject to stock options that are fully exercisable. Mr. Samuels resigned as Chairman and Chief Executive Office on May 11, 2007. Mr. Samuels is on the Board of Directors.

(15) Consists of warrants convertible into 461,538 common shares and a note to purchase 461,538 common shares held by Opaline International, Inc.

(16) Consists of 258,026 common shares, preferred shares convertible into 384,674 common shares, and warrants to purchase 187,335 common shares held by Mrs. Maloof; and 235,526 common shares held by Mrs. Maloof's spouse, for which she claims no beneficial interest.

(17) Consists of preferred shares convertible into 677,006 common shares and warrants to purchase 146,665 common shares held by SF Capital Partners.

(18) Consists of 769,326 common shares (converted from 33,333 preferred shares).

(19) Consists of warrants to purchase 384,615 common shares and a note to purchase 384,615 common shares held by Chestnut Ridge Partners.

(20) Consists of warrants to purchase 384,615 common shares and a note to purchase 384,615 common shares held by Walter J. Weadock.

(21) Consists of 111,569 common shares (converted from 4,834 preferred shares) preferred shares convertible into 503,906 common shares and warrants to purchase 133,335 common shares held by Bristol Investment Fund, Ltd.

(22) Consists of warrants to purchase 340,738 common shares and a note to purchase 340,738 common shares held by Isaak and Audrey Halegoua, as joint tenants.

(23) Consists of warrants to purchase 56,120 common shares and a note to purchase 56,120 common shares held by Mr. Arthur; and 411,000 common shares subject to stock options that are fully exercisable. Mr. Arthur resigned as president and chief operating officer of subsidiary Sterling Medivations, Inc. on May 11, 2007.

(24) Consists of warrants to purchase 153,846 common shares and a note to purchase 153,846 common shares held by Hart Management, LLC, Ronald Hart, Owner.

(25) Consists of 9,476 shares held by Mr. Fowler and warrants to purchase 56,120 common shares and a note to purchase 56,120 common shares held by Mr. Fowler; and 105,625 shares subject to stock options that are exercisable within 60 days of September 4, 2007.

(26) Consists of 168,958 shares held by Dr. Faupel subject to stock options that are exercisable within 60 days of August 1, 2007.

(27) Consists of 13,963 shares held by Mr. Zachary and 47,000 shares subject to stock options that are exercisable within 60 days of August 1, 2007.

(28) Consists of 2,857,706 common shares, preferred shares convertible into 923,201 common shares and warrants to purchase 2,307,138 common shares, notes to purchase 1,645,138 common shares held by the directors and executive officers; and 1,142,291 shares subject to stock options that are exercisable within 60 days of August 1, 2007.

CERTAIN TRANSACTIONS

    On June 28, 2006, we entered into a bridge loan agreement ("Bridge Loan Agreement") with Easton Hunt Capital Partners, L.P., ProMed Offshore Fund II, Ltd., Mark Samuels, Richard L. Fowler and William Arthur, III, and ProMed Management, Inc., as agent for the Lenders pursuant to which each Lender made a loan ("Loans") to us.  At September 30, 2006, the aggregate principal amount of Loans was $1,592,000. From September 30, 2006 through December 31, 2006, an additional $444,000 was borrowed, bringing the total to $2,036,000.  We incurred interest expense of $254,082 pursuant to these Loans during the year ended December 31, 2006.

    Subsequently, the Bridge Loan Agreement was amended to provide for extensions through February 23, 2007.  On March 12, 2007, we completed a restructuring of the Bridge Loan Agreement by entering into an Amended and Restated Loan Agreement ("Amended Loan") with 56 existing and new lenders.  Pursuant to the Amended Loan, the existing bridge loans, under the Bridge Loan Agreement, were restructured and consolidated into new 13% senior secured convertible notes, including those issued by our wholly owned subsidiary, Guided Therapeutics, Inc. ("Guided Therapeutics"), and new lenders became party to the Amended Loan.  The aggregate principal amount of the Amended Loan is approximately $4.7 million due on March 1, 2010. No interest is due until maturity. These notes are convertible into our common stock at $0.65 per share, or 7,246,599 shares of common stock, and were issued with approximately 7.2 million warrants, exercisable immediately at $0.78 per share of our common stock.  In addition, 676,000 warrants, at an exercise price of $0.78, were issued to the placement agent and others in conjunction with this financing.  The conversion price and the exercise price of the warrants are subject to adjustments for anti-dilution.

    Lenders under the Amended Loan include Mark A. Samuels, our former Chairman, Chief Executive Officer and Acting Chief Financial Officer; Richard L. Fowler, our Senior Vice President-Engineering; William D. Arthur, III, our former President and former Chief Operating Officer of our wholly owned subsidiary, Sterling Medivations, Inc., as well as our Secretary and one of our directors; and John E. Imhoff, one of our directors.

    On April 17, 2007, we issued notes totaling approximately $440,827 to four officers and former officers representing unpaid salary (accrued as of December 31, 2006), pursuant to letter agreements executed in 2004 that would have become payable at the closing of the Amended Loan completed on March 12, 2007. The notes supercede the previous agreements relating to these amounts due and are in the amounts of $188,721 to William D. Arthur III, our former director, secretary, president and chief operating officer; $100,946 to Richard L. Fowler, our senior vice president of engineering; $86,445 to Thomas H. Muller, Jr., our former chief financial officer; and, $64,715 to Walter J. Pavlicek, our former vice president of operations. The notes were paid off May 11, 2007.

    On August 8, 2005, warrants issued to Dr. John Imhoff and his wife, Susan Imhoff, from August 2003 to February 2004, were amended and restated as of August 8, 2005. For Dr. Imhoff, warrants totaling 135,000 shares, originally issued with an exercise price of $2.25 per share, were amended and restated with a $1.50 exercise price and a warrant for 250,000 shares, originally issued with an exercise price of $2.00 per share, was amended and restated with a $1.50 exercise price. For Susan Imhoff, a warrant for 25,000 shares originally issued with an exercise price of $2.00 per share was amended and restated with a $1.50 exercise price. The term of all of these warrants was also extended for an additional five years.

    From September 6, 2005 through October 26, 2005, we entered into security agreements with certain of our officers evidencing loans totaling $270,000, including $110,000 from Mark Samuels and $80,000 from William Arthur, which bore interest at 15% per annum. The notes were paid off on October 31, 2005.

    On February 2, 2006, Guided Therapeutics obtained a $1.5 million loan, made by about a dozen individuals and entities, including $375,000 by Dr. Imhoff.  To evidence such borrowing, Guided Therapeutics executed promissory notes in favor of each of the investors. The interest rate on the notes was 10% per annum and the notes matured on August 2, 2006.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

    A board of five directors will be elected at the annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees named below, four of whom are presently our directors. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting or until that person's successor has been elected.

The nominees for director are as follows:
Name	Age	Position with SpectRx	Director Since
Mark L. Faupel, Ph.D	52	Chief Executive Officer, President & Director	2007
William E. Zachary, Jr.	64	Director	1999
John E. Imhoff, M.D.	57	Director	2006
Ronald W. Hart, Ph.D	65	Director	2007
Michael C. James	48	Director	2007

    Mark L. Faupel, Ph.D. is President and Executive Officer of the Company. He has more than 20 years of experience in developing non-invasive alternatives to surgical biopsies and blood tests, especially in the area of cancer screening and diagnostics. Prior to coming to SpectRx in 1998, Dr. Faupel was the co-founder and Vice President of Research and Development at Biofield Corp. His work in early stage cancer detection has won two international awards and he is a former member of the European School of Oncology Task Force. Dr. Faupel serves as a National Institutes of Health reviewer, is the inventor on 15 U.S. patents and has authored numerous scientific publications and presentations, appearing in such peer-reviewed journals as The Lancet. Dr. Faupel earned his Ph.D. in neuroanatomy and physiology from the University of Georgia.

    William E. Zachary, Jr. has served as a member of our board of directors since April 1999. Since 1971, Mr. Zachary has been a member with the law firm of Zachary & Segraves, P.A. of Decatur, Georgia, of which he is a founding member. He served on the Investigative Panel of the State Bar of Georgia Disciplinary Board from 1997 to 2000. Mr. Zachary was a founder and was chairman of the board of directors of Bank Atlanta from 1986 to 2000, at which time Bank Atlanta merged with Branch Bank & Trust Company. Mr. Zachary is a qualified arbitrator for the New York and American Stock Exchanges and served as an arbitrator for the National Association of Securities Dealers, Inc. until 2005.

    John E. Imhoff, M.D. has served as a member of the board of directors since April 2006. Dr. Imhoff is an ophthalmic surgeon who specializes in cataract and refractive surgery. He presently serves as a member of the Hawaiian Eye Foundation's Scientific Advisory Board. He is also a shareholder in SpectRx and invests in many other private and public companies. He has a B.S. in Industrial Engineering from Oklahoma State University, an M.D. from the University of Oklahoma and completed his ophthalmic residency at the Dean A. McGee Eye Institute. He has worked as an ophthalmic surgeon and owner of Imhoff Eye Center since 1983.

    Ronald W. Hart, Ph.D. has published over 600 peer-reviewed publications, has been appointed to a number of academic positions and is credited with developing the first direct proof that DNA is causal in certain forms of cancer. He chaired a number of federal committees and task forces, including the development and implementation of the Technology Transfer Act of 1986 and the White House Task Force on Chemical Carcinogenesis. In 1980, Dr. Hart was appointed Director of the National Center for Toxicological Research (NCTR), the research arm of the FDA, a position he held until 1992. In 1992, Dr. Hart was the first ever Presidential Appointee to the position of Distinguished Scientist in Residence for the US Public Health Service/FDA, a position he held until his retirement in 2000. Dr. Hart received his Ph.D. in physiology and biophysics from the University of Illinois. Dr. Hart currently serves on the boards of directors of Miltos Pharmaceuticals, WaterChef, Inc. (WTER) and SNTech, and since 2002, has helped in the development of business strategy for a number of start-up companies.

    Michael C. James is the Managing Partner of Kuekenhof Capital Management, LLC, a private investment management company. He also holds the position of Managing Director of Kuekenhof Equity Fund, L.P. and Kuekenhof Partners, L.P. Mr. James currently sits on the Board of Directors of Nestor, Inc. He was employed by Moore Capital Management, Inc., a private investment management company from 1995 to 1999 and held position of Partner. He was employed by Buffalo Partners, L.P., a private investment management company from 1991 to 1994 and held the position of Chief Financial and Administrative Officer. He was employed by National Discount Brokers from 1986 to 1991 and held positions of Treasurer and Chief Financial Officer. He began his career in 1980 as a staff accountant with Eisner, LLP. Mr. James received a B.S. degree in Accounting from Fairleigh Dickinson University in 1980.

Vote Required

    The five nominees receiving the highest number of affirmative votes of the votes cast will be elected as directors.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

Board Meetings and Committees

    Our board of directors held nine meetings during the fiscal year ended December 31, 2006. No director attended fewer than 75% of the meetings of the board of directors and the committees on which he served during the fiscal year ended December 31, 2006. We encourage our directors to attend the annual meeting of stockholders. In 2006, three of our directors attended our annual meeting. The board of directors has an audit committee and a compensation committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. The board of directors believes it is appropriate not to have a nominating committee because of the relatively small size of the board and the entire board functions in that capacity. Based on the definition of independence of the Nasdaq Stock Market, Mr. Zachary, Mr. James, Dr. Hart and Dr. Imhoff are independent directors. The board works with its members and management to identify new board members. The board of directors will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Board of Directors, c/o Corporate Secretary, 4955 Avalon Ridge Parkway, Suite 300, Norcross, Georgia 30071.

    The board of directors has established an audit committee, which selects and engages the independent registered public accounting firm to audit the company's annual financial statements and pre-approves all allowable audit services and any special assignments given to the accountants. The audit committee also determines the planned scope of the annual audit, any changes in accounting principles, the effectiveness and efficiency of the company's internal accounting staff and the independence of the company's external auditors. The audit committee currently consists of Messrs. James (Chairman) and Zachary, each of whom is independent under Nasdaq listing standards. Assuming their re-election at the annual meeting, Mr. James will serve as Chairman and Mr. Zachary as member. The audit committee met three times during 2006. The board of directors has determined that each member of the audit committee is independent in accordance with Nasdaq Stock Market Standards for audit committee independence and applicable SEC regulations. None of the members of the audit committee has participated in the preparation of the financial statements of the company or any current subsidiary of the company at any time during the past three years. The board has also determined that Messrs. James and Zachary meet the criteria specified under applicable SEC regulations for an "audit committee financial expert" and that all of the committee members are financially sophisticated.

        The board of directors has also established a compensation committee, which sets the compensation for officers of the company, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs. The compensation committee currently consists of Mr. James (Chairman) and Dr. Imhoff, each of whom is independent under Nasdaq listing standards. Assuming their re-election at the annual meeting, Mr. James will serve as Chairman and Dr. Imhoff as member. The compensation committee met once during 2006.

Communication with Directors

    Any stockholder is welcome to communicate with any director or the board of directors by writing to him or them, c/o Corporate Secretary, 4955 Avalon Ridge Parkway, Suite 300, Norcross, Georgia 30071.

Director Compensation

    Non-employee directors receive payments of $3,000 per quarter, $1,000 per meeting attended in person or $500 if attended by telephone, and $500 per committee meeting attended, up to a maximum of $20,000 per year. In 2003, in lieu of cash payments for each quarter and meeting payments for the first and second quarters, the non-employee directors were granted stock options at the market price as of the date of the regularly scheduled second quarter board meeting. All cash payments and option grants were suspended from June 30, 2003 to June 30, 2005. All directors are reimbursed for expenses actually incurred in attending meetings of the board of directors and its committees. One director is currently deferring his portion of director compensation. Non-employee directors may be granted options to purchase common stock under our 1995 stock plan, as amended.

DIRECTOR COMPENSATION TABLE
Fiscal Year 2006
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mark A. Samuels	0	0	0	0	0	0	0
William D. Arthur	0	0	0	0	0	0	0
William Zachary	$4,000	0	0	0	0	0	$4,000
John E. Imhoff	0	0	0	0	0	0	0
Christopher Monahan	0	0	0	0	0	0	0

EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table lists specified compensation we paid during each of the fiscal years ended December 31, 2005 and 2006 to the chief executive officer and our two other most highly compensated executive officers, collectively referred to as the named executive officers, in 2006:

2005 and 2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mark A. Samuels, Former Chairman, CEO & CFO	2006	237,616	0	0	0	0	0	4,850	242,466
	2005	232,400	0	0	45,760	0	0	10,449	288,609
William D. Arthur, Former President & COO, Secretary	2006	151,265	0	0	0	0	0	0	151,265
	2005	180,091	0	0	58,500	0	0	0	238,591
Mark Faupel, Ph.D CEO & President	2006	163,731	0	0	0	0	0	0	163,731
	2005	164,944	0	0	22,100	0	0	0	187,044

    Mr. Samuels' 2006 compensation consisted of a base salary of $237,616, usual and customary company benefits and $4,850 in payments toward insurance premiums for a term life policy, the proceeds of which are payable to Mr. Samuels' named beneficiary, and dues. Mr. Samuels received no bonus or stock options in 2006. Mr. Samuels' 2005 compensation consisted of a base salary of $232,400, usual and customary company benefits and $10,449 in payments toward insurance premiums for a term life policy, the proceeds of which are payable to Mr. Samuels' named beneficiary, and dues. Mr. Samuels received no bonus and 176,000 stock options in 2005. In 2006, $33,462 of Mr. Samuels' salary was deferred. In 2005, $67,735 of Mr. Samuels' salary was deferred. The deferred salary was paid May 9, 2007.

    Mr. Arthur's 2006 compensation consisted of a base salary of $151,265 and usual and customary company benefits. Mr. Arthur received no bonus or stock options in 2006. Mr. Arthur's 2005 compensation consisted of a base salary of $180,091 and usual and customary company benefits. Mr. Arthur received no bonus and 225,000 stock options in 2005. In 2006, $65,419 of Mr. Arthur's salary was deferred. In 2005, $99,552 of Mr. Arthur's salary was deferred. The deferred salary was paid May 9, 2007.

    Dr. Faupel's 2006 compensation consisted of a base salary of $163,731 and usual and customary company benefits. Dr. Faupel received no bonus or stock options in 2006. Dr. Faupel's 2005 compensation consisted of a base salary of $164,944 and usual and customary company benefits. Dr. Faupel received no bonus and 85,000 stock options in 2005. In 2006, $22,500 of Dr. Faupel's salary was deferred. In 2005, $28,846 of Dr. Faupel's salary was deferred.

Outstanding Equity Awards

    The following table sets forth certain information with respect to our outstanding equity awards at December 30, 2006 with respect to the named executive officers.

OUTSTANDING EQUITY AWARDS AT
FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark A. Samuels(4)	335,000	0	0	(1)	(1)	0	0	0	0
William D. Arthur(4)	411,000	0	0	(2)	(2)	0	0	0	0
Mark Faupel, Ph.D.	168,958	56,042	56,042	(3)	(3)	56,042	2,267	56,042	2,267

  (1) Consists of 118,000 options priced at $7.50 that expire on 12/8/2007; 25,000 options priced at $5.25 that expire on 2/19/2012; 10,000 options priced at $1.50 that expire on 4/12/2013; 6,000 options priced at $0.34 that expire on 10/4/2014, and; 176,000 options priced at $0.26 that expire on 10/30/2015.

  (2) Consists of 5,000 options priced at $1.01 that expire on 10/25/2013; 100,000 options priced at $1.25 that expire on 11/2/2013; 75,000 options priced at $1.80 that expire on 6/8/2014, 6,000 options priced at $0.34 that expire 10/4/2015, and; 225,000 options priced at $0.26 that expire on 10/30/2015.

  (3) Consists of 30,000 options priced at $8.50 that expire on 4/14/2008; 25,000 options priced at $4.13 that expire on 1/30/2008; 10,000 options priced at $6.25 that expire on 1/5/2009; 24,000 options priced at $7.63 that expire on 6/22/2009; 10,000 options priced at $9.25 that expire on 10/4/2009; 20,000 options priced at $11.25 that expire 5/23/2010; 15,000 options priced at $5.25 that expire 2/19/2012; 6,000 options priced at $0.34 that expire 10/4/2014, and; 85,000 options priced at $0.26 that expire on 10/30/2015.

  (4) All options vested May 9, 2007.

Change of Control Arrangements

    We have a compensatory arrangement with our named executive officers that will result from a change of control of SpectRx, as described below. Under the stock option agreements with each of our executive officers named in the summary compensation table, upon a change of control, all options held by the officer will vest immediately. The board committee that administers the stock option plan may provide, by giving at least 30 days prior written notice, that all options will terminate if not exercised in connection with or before the change of control or, if provision is made for assumption of the options, permit the optionee to elect to accept the assumed options. Additionally, after a change of control, if the optionee's employment is terminated due to a reduction of responsibility, required relocation or other similar action, the executive officer will be entitled to receive, as specified in the agreement for each executive officer, three month's severance, which may be paid either as a lump sum or as a salary continuation, at our option. Generally, a change of control occurs upon an acquisition by any person or group in excess of 50% of our voting securities, a replacement of more than one-half of the members of our board of directors that is not approved by a majority of the members who were on the board before the transaction, the merger of SpectRx with or into another entity unless the holders of our securities before the transaction continue to hold a majority of our securities after the transaction, or the consolidation or sale of all or substantially all of our assets.

REPORT OF THE AUDIT COMMITTEE

    The following report is provided to stockholders by the members of the audit committee of the board of directors:

    The board of directors of SpectRx has adopted a written audit committee charter. All members of the audit committee are independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards.

    The audit committee has reviewed and discussed with SpectRx's management and Eisner LLP, SpectRx's independent registered public accounting firm for the fiscal year ended December 31, 2006, the audited financial statements of SpectRx contained in its annual report to stockholders for the year ended December 31, 2006. The audit committee has also discussed with SpectRx's independent registered public accounting firm the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, Codification of Statements on Auditing Standards, Communication with Audit Committees.

    The audit committee has received and reviewed the written disclosures and the letter from Eisner LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Eisner LLP its independence.

    Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in SpectRx's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission.

Respectfully submitted,

Michael C. James, Chairman

William E. Zachary, Jr.

The information contained in the report of the audit committee will not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

PROPOSAL NO. 2:
APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO GUIDED THERAPEUTICS, INC.

    SpectRx stockholders are being asked to approve an amendment to the Company's Restated Certificate of Incorporation to change the name of the Company to Guided Therapeutics, Inc. The Board believes that the name change is necessary to more accurately reflect the Company's strategy of focusing on the development of its non-invasive cervical cancer detection business.

    If adopted by the required number of shareholders, the text of Article I would be deleted and replaced with:

    "The name of the corporation is Guided Therapeutics, Inc. ("the Corporation")."

    If adopted by the required number of shareholders, the proposed amendment to Article I of the Restated Certificate of Incorporation would become effective upon acceptance by the Delaware Secretary of State.

Vote Required

    The affirmative vote of the majority of the votes cast will be required to approve the amendment to the Company's Restated Certificate of Incorporation to change the Company's name to Guided Therapeutics, Inc.

Recommendation

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME TO GUIDED THERAPEUTICS, INC.

PROPOSAL NO. 3:
APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO A TOTAL OF 100,000,000 SHARES

SpectRx stockholders are being asked to approve an amendment to the Company's Restated Certificate of Incorporation as described below.

        The Board has approved, and is recommending to the stockholders for approval, an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock of SpectRx to a total of 100,000,000 shares. The full text of the proposed amendment to the Amended and Restated Certificate of Incorporation is set forth below.

        The additional 50,000,000 shares would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. The Board believes it is desirable to increase the number of shares of Common Stock the Company is authorized to issue to provide the Company with adequate flexibility in the future for, among other things, equity financings, option/stock programs and/or other transactions. The Company has no present commitments, agreements or intent to issue any additional shares of Common Stock, other than shares currently reserved for issuance under the SpectRx, Inc. 1995 Stock Plan.

        Although authorization of additional shares of Common Stock is recommended by the Board of Directors for the reasons stated herein, and not in consideration of any possible anti-takeover effect, such additional authorization of shares of Common Stock could be used by incumbent management to make it more difficult, and thereby discourage, any attempt to acquire control of the Company, even though stockholders of the Company may deem such an acquisition desirable. For example, the shares could be privately placed with a purchaser who might support the Board of Directors in opposing a hostile takeover bid. The issuance of new shares could also be used to dilute the stock ownership and voting power of a third party seeking to remove the Directors, replace incumbent Directors, accomplish certain business combinations or alter, amend or repeal portions of the Company's Certificate of Incorporation.

        The proposed amendment would permit the issuance of additional shares of Common Stock up to the new 100,000,000 maximum authorization, without further action or authorization. The Board believes it is prudent for the Company to have this flexibility. The holders of Common Stock of the Company are not entitled to preemptive rights or cumulative voting. Accordingly, the issuance of additional shares of Common Stock might dilute, under certain circumstances, the ownership and voting rights of stockholders.

        Under Delaware law, an amendment of a Certificate of Incorporation to effectuate a change in the number of shares of the authorized capital stock of a corporation requires the approval of a majority of the outstanding stock entitled to vote thereon. In this instance, the holders of Common Stock are entitled to vote on the amendment and the holders of a majority of such Common Stock must approve this amendment for its passage.

        As of the Record Date, there were 13,253,424 shares outstanding, approximately 9,651,481 shares underlying series A convertible preferred stock, 19,094,660 shares for warrant coverage and convertible notes and 441,780 shares authorized for future issuance under the SpectRx, Inc. 1995 Stock Plan.

    The proposed Amendment to Article IV of the Restated Certificate of Incorporation, if adopted by the required vote of stockholders, will become effective upon its acceptance by the Delaware Secretary of State.

    If adopted by the required vote of stockholders, the current penultimate sentence of paragraph one of Article IV of the Restated Certificate of Incorporation would be deleted and replaced with the following:

"The number of shares of Common Stock authorized is 100,000,000."

Vote Required

    The affirmative vote of the majority of the votes cast will be required to approve the amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares to 100,000,000 shares.

Recommendation

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES.

PROPOSAL NO. 4:
APPROVAL OF AN AMENDMENT TO THE 1995 STOCK PLAN, AS AMENDED, TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT BY 4,000,000

    SpectRx stockholders are being asked to approve an amendment to the SpectRx, Inc. 1995 Stock Plan to increase the number of shares available under the plan by 4,000,000 shares. The board believes that adding these shares to the plan is in the best interest of SpectRx because the additional shares are needed to attract and retain key personnel whose efforts are critical to SpectRx's success. If the amendment is not approved, it is less likely that SpectRx will be able to attract and keep key employees.

    A summary description of the plan is set forth below. The full text of the amendment is attached to this proxy statement as Appendix 1.

Summary of the 1995 Stock Plan

    General. The board of directors adopted the plan on April 28, 1995, and the stockholders initially approved the plan on February 9, 1996. The first and second amendments to the plan, adopted by stockholders at the 2000 and 2005 annual meetings, respectively, authorized an additional 500,000 and 1,000,000 shares, respectively. Additionally, the second amendment to the plan extended the term of the plan from 2005 to 2015. The purpose of the plan is to attract and retain the best available personnel for positions of substantial responsibility with SpectRx, to provide additional incentive to the employees and consultants of SpectRx and to promote the success of SpectRx's business.

    Number of Shares Available Under the Plan. As of December 31, 2006, a total of 441,780 shares of common stock remained available for issuance under the plan, of which 1,986,792 options and stock purchase rights to acquire shares were outstanding as of that date. On September 11, 2007, the board approved an amendment to the plan, subject to stockholders' approval, increasing the number of shares available under the plan by 4,000,000 shares. Once this amendment is approved by SpectRx stockholders, a total of 4,441,780 shares will be available for issuance under the plan. Because none of these shares has been awarded, it is not possible to estimate the number of shares that may be issued to our directors, officers and employees.

    Administration. The plan may generally be administered by the board or a committee of the board, which has the power to determine the terms of the options or stock purchase rights granted, including the number of shares issuable upon exercise of each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise. In addition, the administrator of the plan has the authority to reduce the exercise price of any option to the then current fair market value of the common stock in the event of a price decline after the date of grant.

    Eligibility. Nonstatutory stock options and stock purchase rights may be granted to employees and consultants of SpectRx and its subsidiaries, and incentive stock options may be granted only to employees. For purposes of the plan, employees include officers and directors who are also employed by SpectRx, and consultants include directors. There are about 24 persons eligible to participate in the plan.

    Options. The exercise price of nonstatutory stock options granted under the plan may not be less than 85% of the fair market value of the common stock on the date of grant, and the term of these options may not exceed 10 years. The exercise price of incentive stock options granted under the plan must be at least equal to 100% of the fair market value of the common stock on the date of grant, and the term of these options may not exceed ten years. With respect to any optionee who owns stock constituting more than 10% of the voting power of all classes of SpectRx's outstanding capital stock, the exercise price must equal at least 110% of the fair market value of the common stock on the grant date, and the term of these options may not exceed five years.

    Limitations. The 1995 Stock Plan provides that no optionee may be granted an option to purchase more than 500,000 shares in any fiscal year. Notwithstanding this limit, however, in connection with his or her initial service, an optionee may be granted an option to purchase up to an additional 500,000 shares, which will not count against the yearly limit set forth in the previous sentence.

    An optionee generally must exercise an option granted under the stock plan at the time set forth in the optionee's option agreement after termination of the optionee's status as an employee or consultant. Generally, in the case of the optionee's termination by death or disability, the option will remain exercisable for twelve months. In all other cases, the option will remain exercisable for a period of time of at least 30 days. However, an option may never be exercised later than the expiration of the option's term.

    Stock Purchase Rights. The board of directors or its committee, as administrator of the plan, determines the exercise price of stock purchase rights granted under the stock plan and the time by which the purchaser must accept the offer, which time may not exceed 30 days from the date of grant. Unless the administrator determines otherwise, a purchaser will be required to enter into a restricted stock purchase agreement, which grants to SpectRx a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with SpectRx for any reason, including death or disability. The purchase price for shares repurchased pursuant to a restricted stock purchase agreement will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to SpectRx. The repurchase option will lapse at a rate determined by the administrator.

    Transferability. Except as otherwise determined by the administrator, an optionee generally may not transfer options and stock purchase rights granted under the plan, and only the optionee may exercise an option and stock purchase right during his or her lifetime.

    Adjustments Upon Changes in Capitalization. In the event that the stock of SpectRx changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of SpectRx effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the plan, and the exercise price of any such outstanding option or stock purchase right.

    In connection with a merger of SpectRx with or into another corporation, each outstanding option or stock purchase right may be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options and stock purchase rights, the optionee will have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise exercisable. In this event, the administrator will notify the optionee that the option or stock purchase right is fully exercisable for 15 days from the date of the notice and that the option or stock purchase right terminates upon expiration of this period.

    Amendment and Termination of the Stock Plan. The board may at any time amend or terminate the stock plan. However, SpectRx will obtain stockholder approval for any amendment to the plan to the extent necessary and desirable to comply with applicable law. No such action by the board or stockholders may alter or impair any option or stock purchaser right previously granted under the plan without the consent of the optionee. Assuming stockholder approval of the amendment, unless terminated earlier, the stock plan will terminate in 2015.

Federal Income Tax Consequences

    The following is a brief summary of the federal income tax consequences of specified transactions under the stock plan based on federal income tax laws in effect on January 1, 2007. This summary is not intended to be complete and does not describe state or local tax consequences.

Tax Consequences to Participants

    Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If shares of common stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of those shares is made by the optionee within two years after the date of grant or within one year after the transfer of those shares to the optionee, then upon sale of the shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

    If shares acquired upon the exercise of an incentive stock option are disposed of before the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of those shares at the time of exercise (or, if less, the amount realized on the disposition of those shares if a sale or exchange) over the option price paid for the shares. Any further gain or loss realized by the participant generally will be taxed as a long-term or short-term capital gain or loss, depending on the holding period.

    Nonstatutory Stock Options. In general: (i) no income will be recognized by an optionee at the time a nonstatutory stock option is granted; (ii) at the time of exercise of a nonstatutory stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a nonstatutory stock options, appreciation or depreciation in value of the shares after the date of exercise will be treated as a long-term or short-term capital gain or loss, depending on the holding period.

    Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, to the extent a purchaser enters into a restricted stock purchase agreement, the shares acquired upon purchase generally will be treated as restricted stock subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Internal Revenue Code. As a result of substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the shares are no longer subject to a substantial risk of forfeiture, which will occur when SpectRx's right of repurchase lapses. The purchaser's ordinary income is measured as the difference between the purchase price and the fair market value of the shares on the date the shares are no longer subject to any right of repurchase.

    The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing within thirty days of the purchase an election pursuant to Section 83(b) of the Internal Revenue Code. In this event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the shares on the date of purchase, and the capital gain holding period commences on this date.

Tax Consequences to SpectRx

    To the extent that an optionee or purchaser recognizes ordinary income in the circumstances described above, SpectRx or the subsidiary for which the optionee or purchaser performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

Vote Required

    The affirmative vote of the majority of the votes cast will be required to approve the amendments to the 1995 Stock Plan to extend the term and increase the number of shares available for grant.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of out-standing options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,013,439	$2.81	441,780
Equity compensation plans not approved by security holders	0	$0	0
TOTAL	2,034,105	$3.40	441,780

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1995 STOCK PLAN.

PROPOSAL NO. 5:
APPROVAL OF AN AMENDMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT IN A RATIO RANGING FROM ONE-FOR-TWO TO ONE-FOR-TEN OF ALL ISSUED AND OUTSTANDING SHARES OF OUR COMMON STOCK

    We propose to amend our Restated Certificate of Incorporation to cause a reverse stock split, in a ratio ranging from one-for-two to one-for-ten, of all our issued and outstanding common stock and common stock underlying any and all preferred stock, options, warrants, convertible notes and other securities. The Board of Directors reserves the right, notwithstanding stockholder approval, and without further action by the stockholders, to abandon or to delay the reverse stock split, if at any time prior to the filing of the amendment to our Restated Certificate of Incorporation it determines, in its sole discretion, that the reverse stock split would not be in the best interests of our stockholders.

    The text that will be included in the Restated Certificate of Incorporation to cause the reverse stock split in a ratio ranging from one-for-two to one-for-ten is as follows:

    "As of the beginning of the first business day (the "Effective Date") after the filing of this Amendment every [insert number ranging from two to ten] issued and outstanding shares of the Corporation's Common Stock and common stock underlying any and all preferred stock, options, warrants convertible notes and other securities automatically shall be combined and reconstituted into one share of Common Stock, par value $0.01 per share, of the Corporation, thereby giving effect to a one-for-[insert number ranging from two to ten] reverse stock split without further action of any kind (the "Reverse Stock Split"). Each holder of a certificate or certificates that immediately prior to the Effective Date represented outstanding shares of Common Stock shall be entitled to receive, upon surrender of such certificates to the Corporation for cancellation, a certificate or certificates representing the number of whole shares (rounded up to the nearest whole shares) of Common Stock held by such holder on the Effective Date after giving effect to the Reverse Stock Split. No fractional shares of Common Stock shall be issued in the Reverse Stock Split; instead, stockholders who would otherwise be entitled to fractional shares will receive a share of common stock in lieu of such fraction. No other exchange, reclassification or cancellation of issued shares shall be effected by this Amendment."

    This proposal does not change the number of total authorized shares of common stock. Upon this Amendment becoming effective, and if Proposal 3 regarding an increase in the number of authorized shares of common stock is not approved by the stockholders, the number of authorized shares of common stock would remain at 50,000,000 shares of common stock. If both this amendment and Proposal 3 become effective, the number of authorized shares of common stock would increase to 100,000,000 shares of common stock. See the discussion under "PROPOSAL 3: APPROVAL OF AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES."

    EXAMPLES. As of the Effective Date of the reverse stock split, all stockholders will own a proportionally reduced number of shares of common stock. For example, if a stockholder owned 1,000 shares of common stock immediately prior to the effective date, then the stockholder would own 100 shares of common stock as of the Effective Date if a one-for-ten reverse stock split became effective and 500 shares of common stock as of the Effective Date if a one-for-two reverse stock split became effective, which reflects the same proportional ownership interest in our shares of common stock because all stockholders would have the same reduction. As a further example, if a person held a stock option or warrant for 1,000 shares with an exercise price of $0.15 per share immediately prior to the effective date, the person would hold an option or warrant for 100 shares with an exercise price of $1.50 per share as of the Effective Date in the case of a one-for-ten reverse stock split, and 500 shares with an exercise price of $0.30 per share as of the Effective Date in the case of a one-for-two reverse stock split; in each case, however, the holder of the option or warrant must spend $150.00 to exercise the option or warrant in full. See "Principal Effects of a Reverse Stock Split -- Common Stock" below. As discussed below under "Reasons For a Reverse Stock Split," we expect the per share market price for our common stock to increase in approximate proportion to the reverse split, although there can be no assurance that it will do so.

REASONS FOR A REVERSE STOCK SPLIT

    As of September 4, 2007, our total market value was approximately $4.0 million and we had 13,253,424 shares of common stock issued and outstanding. On such date, the closing price for our common stock on the Pink Sheets was $0.30 per share. We believe that a reverse stock split may be desirable because the increased market price of our common stock expected as a result of implementing a reverse stock split should encourage investor interest and trading in our common stock and improve the marketability and liquidity of our common stock. Because of the trading volatility often associated with low-priced stocks on the Pink Sheets, many brokerage houses and institutional investors have internal policies and practices that prohibit them from investing in low-priced stocks. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We recognize that the liquidity of our common stock may be adversely affected by a reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split. However, from May 11, 2007, through September 4, 2007, our daily trading volume, as reported by the Pink Sheets, has averaged approximately 19,509 shares, and we believe that there will be sufficient post-split shares to provide adequate liquidity for our stockholders. The Board of Directors believes that the anticipated higher market price may reduce, to some extent, the negative effects on the liquidity and marketability of our common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

    We cannot predict, however, whether a reverse stock split will achieve the desired results. The price per share of our common stock is also a function of our financial performance and other factors, some of which may be unrelated to the number of shares outstanding.     Accordingly, there can be no assurance that the closing bid price of our common stock after a reverse stock split would increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or would increase at all, or that any increase can be sustained for a prolonged period of time.

PRINCIPAL EFFECTS OF A REVERSE STOCK SPLIT

COMMON STOCK

    Our common stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. If any proposed reverse stock split is implemented, our common stock will continue to be reported on the Pink Sheets under the symbol "SPRX," but all open orders as of the effective date would be canceled by the Pink Sheets. If Proposal 1 is adopted and the Company's name is changed to Guided Therapeutics, Inc. a new symbol would be issued.

    After the effective date of a reverse stock split, each stockholder will own a proportionally reduced number of shares of our common stock, as set forth in the examples above. The reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder's percentage ownership interest in us, except to the extent that a reverse stock split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by a reverse stock split other than as a result of the rounding up to one whole share of common stock in lieu of fractional shares.

    A REVERSE STOCK SPLIT WILL RESULT IN SOME STOCKHOLDERS -- THOSE CURRENTLY OWNING FEWER THAN 1,000 TO 200 SHARES, DEPENDING ON THE REVERSE STOCK SPLIT RATIO IMPLEMENTED -- OWNING "ODD-LOTS" OF LESS THAN 100 SHARES OF OUR COMMON STOCK. BROKERAGE COMMISSIONS AND OTHER COSTS OF TRANSACTIONS IN ODD-LOTS ARE GENERALLY SOMEWHAT HIGHER THAN THE COSTS OF TRANSACTIONS ON "ROUND-LOTS" OF EVEN MULTIPLES OF 100 SHARES.

    The proposed reverse stock split would NOT change the number of authorized shares of common stock, as designated by our Restated Certificate of Incorporation.

    For illustrative purposes, the following table, which is based on 50,000,000 currently authorized shares of common stock, 13,253,424 shares of common stock issued and outstanding and 31,031,079 shares of common stock reserved for issuance under our stock option plan, warrants, convertible notes and Series A preferred shares as of September 4, 2007, approximates the effect on our common stock of a one-for-two or a one-for-ten reverse stock split. The table does not take into account Proposal 3 to increase the authorized number of shares of common stock to 100,000,000 authorized shares of common stock.

Reverse Split	Common Stock Currently Issued	Common Stock Issued Post-Reverse Split (1)	Common Stock Available for Issue Post-Reverse Split
One-for-two	13,253,424	6,626,712	27,892,222
One-for-ten	13,253,424	1,325,342	45,565,844

(1) Does not reflect the rounding up of fractional shares and resulting issuance of one additional share.

    PREFERRED SHARES, OPTIONS, WARRANTS, CONVERTIBLE NOTES AND OTHER SECURITIES

        In addition, all outstanding preferred shares, options, warrants, convertible notes and other securities entitling their holders to purchase shares of our common stock would be adjusted as a result of any reverse stock split, as required by the terms of these securities. In particular, the exchange ratio for each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the one-for-two to one-for-ten ratio of the reverse stock split, as set forth in the above example. Also, the number of shares reserved for issuance under the existing employee stock option plans, warrants and convertible notes would be reduced proportionally based on the one-for-two to one-for-ten ratio of the reverse stock split.

    FRACTIONAL SHARES

        No fractional shares of common stock would be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the one-for-two to one-for-ten ratio, upon surrender to the exchange agent of such certificates representing such fractional shares, would be entitled to receive an additional share of common stock.

IMPLEMENTATION AND EXCHANGE OF STOCK CERTIFICATES

    IF OUR STOCKHOLDERS APPROVE THE PROPOSAL AND OUR BOARD OF DIRECTORS DECIDES TO EFFECTUATE A REVERSE STOCK SPLIT, WE WILL FILE AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION WITH THE SECRETARY OF STATE OF DELEWARE. THE REVERSE STOCK SPLIT WILL BECOME EFFECTIVE AT THE TIME SPECIFIED IN THE AMENDMENT -- THE NEXT BUSINESS DAY AFTER THE FILING OF THE AMENDMENT -- WHICH WE REFER TO AS THE EFFECTIVE DATE.

    As of the Effective Date of the reverse stock split, each certificate representing shares of our common stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our common stock resulting from the reverse stock split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by us after the Effective Date until they surrender their old stock certificates for exchange. All shares underlying preferred shares, options, warrants, convertible notes and other securities would also be automatically adjusted on the Effective Date.

    Our transfer agent, Computershare Investor Services, LLC, would act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the Effective Date, stockholders and holders of securities convertible into or exercisable for our common stock would be notified of the effectiveness of the reverse stock split. Stockholders of record would receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates, which will bear a different CUSIP number, reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or "street name" would not be required to take any further action to effect the exchange of their shares. No new certificates would be issued to a stockholder until such stockholder has surrendered any outstanding certificates together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the ratio of the reverse stock split. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of material United States federal income tax consequences of a reverse stock split. It does not address any state, local or foreign income or other tax consequences. It applies to you only if you held shares of pre-reverse stock split common stock and shares of post-reverse stock split common stock as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as (i) a dealer in securities or currencies, (ii) a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, (iii) a bank, (iv) a life insurance company, (v) a tax-exempt organization, (vi) a person who owns shares of common stock that are a hedge or that are hedged against interest rate risks, (vii) a person who owns shares of common stock as part of a straddle or conversion transaction for tax purposes, (viii) a foreign person, or (ix) a person whose functional currency for tax purposes is not the U.S. dollar. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, and all of which are subject to change, possibly on a retroactive basis.

PLEASE CONSULT YOUR OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF A REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

TAX CONSEQUENCES TO COMMON STOCKHOLDERS

    This discussion applies only to United States holders. A United States holder, as used herein, is a stockholder that is: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

    No gain or loss should be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to a reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a new share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the pre-reverse stock split shares exchanged there for. The stockholder's holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

TAX CONSEQUENCES TO THE COMPANY

    We should not recognize any gain or loss as a result of the proposed reverse stock split.

ACCOUNTING CONSEQUENCES

    The par value per share of our common stock would remain unchanged at $0.01 per share after any reverse stock split. As a result, on the Effective Date of a reverse stock split, the stated capital on the Company's balance sheet attributable to the common stock will be reduced proportionally, based on the ratio of the reverse stock split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The net income or loss per share of common stock and net book value will be increased because there will be fewer shares of the common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of a reverse stock split.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" approval OF AN amendMENT TO our Amended CERTIFICATE of Incorporation to CAUSE a reverse stock split, in a ratio ranging from one-for-two to one-for-TEN, of all issued and outstanding shares of our common stock.

OTHER MATTERS

    We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the shares represented by proxy as they, acting in their sole discretion, may determine.

    WE WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF OUR ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2006, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO STOCKHOLDER RELATIONS, SPECTRX, INC., 4955 AVALON RIDGE PARKWAY, SUITE 300, NORCROSS, GEORGIA 30071.

THE BOARD OF DIRECTORS

Dated: September 25, 2007

Appendix 1

2007 AMENDMENT TO THE SPECTRX, INC.
1995 STOCK PLAN, AS AMENDED

    WHEREAS, the SpectRx, Inc. 1995 Stock Plan (the "Plan") was approved by the stockholders of SpectRx, Inc. on February 9, 1996;

    WHEREAS, the board of directors of SpectRx finds that it is in the best interest of SpectRx and its stockholders to amend the Plan to increase the number of shares available by 4,000,000; and

    WHEREAS, the board has approved the amendment in accordance with the provisions of section 15 of the Plan, subject to approval by the stockholders of SpectRx at the 2007 annual meeting of stockholders;

    NOW THEREFORE, the Plan is hereby amended, effective as of October 25, 2007, subject to approval of the stockholders of SpectRx, as follows:

1.  The first paragraph of section 3 of the Plan is amended to read as follows:

"3. Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of shares, which may be subject to option and sold under the Plan is 6,428,572 shares. The shares may be authorized but unissued, or reacquired common stock."

2. Except as amended by amendment, the Plan shall remain in full force and effect.

Executed in Norcross, Georgia as of September 11, 2007

SPECTRX, INC.

By: /s/ Richard L. Fowler

Richard L. Fowler, Secretary

Appendix 2

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECTRX, INC.

2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 25, 2007

The undersigned stockholder of SPECTRX, INC., a Delaware corporation, acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated September 25, 2007 and hereby appoints Mark L. Faupel, Ph.D. and Richard L. Fowler and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 annual meeting to be held on October 25, 2007 at 10:00 a.m. local time, at the office of SpectRx, Inc., 4955 Avalon Ridge Parkway, Suite 300, Norcross, Georgia 30071 and at any adjournment or adjournments of the annual meeting, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1. ELECTION OF DIRECTORS:

 ____ FOR all nominees listed below     ____  WITHHOLD

Mark L. Faupel, Ph.D., William E. Zachary, Jr., John E. Imhoff, Michael C. James and Ronald W. Hart, Ph.D.

Except, for vote withheld from the following nominee(s):__________________________

2. APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO GUIDED THERAPEUTICS, INC.:

____  FOR     ____  AGAINST     ____  ABSTAIN

3. APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES TO 100,000,000:

____  FOR     ____  AGAINST     ____  ABSTAIN

4. APPROVAL OF AN AMENDMENT TO OUR 1995 STOCK PLAN, AS AMENDED, TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT BY 4,000,000:

____  FOR     ____  AGAINST     ____  ABSTAIN

5. APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT IN A RATIO RANGING FROM ONE-FOR-TWO TO ONE-FOR-TEN OF ALL ISSUED AND OUTSTANDING SHARES OF OUR COMMON STOCK:

____  FOR     ____ AGAINST     ____  ABSTAIN

    In their discretion, the proxies will vote upon any other matter or matters, which may properly come before the annual meeting or any adjournment or adjournments of the annual meeting.

    THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, THE APPROVAL OF THE AMENDMENTS TO THE SPECTRX, INC. RESTATED CERTIFICATE OF INCORPORATION AND THE AMENDMENT TO OUR 1995 STOCK PLAN AND IN THE DISCRETION OF THE DESIGNATED PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Dated:_____________, 2007

______________________________
Signature

______________________________
Signature

(This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears on this proxy, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)